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Greenwich Street California Municipal Fund Inc. ("GCM") Announces Proposed
Reorganization

For Immediate Release



Business Editors

New York - (PR Newswire) - September 6, 2001 - The Board of Directors of Greenwich Street California Municipal Fund Inc., which is listed on the American Stock Exchange under the symbol "GCM," approved today a proposed combination of the Fund with and into Smith Barney California Municipals Fund Inc., an open-end mutual fund.

Under the terms of the proposal, Smith Barney California Municipals Fund would acquire the assets and liabilities of GCM. Following shareholder approval, Greenwich Street California Municipal Fund will be liquidated and investors in GCM will become shareholders of Smith Barney California Municipals Fund. A proxy statement that describes the proposed reorganization in more detail will be mailed on or about October 19, 2001 to shareholders of record as of October 10, 2001. A special meeting of Greenwich Street California Municipal Fund shareholders is scheduled to be held on December 10, 2001 to consider this transaction. Pending shareholder approval, this transaction will be completed on or about December 14, 2001 and the transfer agent will close the books of GCM on that date.

If the reorganization is approved, shareholders of GCM will become shareholders of Smith Barney California Municipals Fund, receiving shares of that Fund having a value equal to the aggregate net asset value of their holdings in GCM at the time of the transaction. Class A shares of the Smith Barney California Municipals Fund will be issued to former GCM shareholders without any sales charges.

Shareholders of GCM may call their dealer representative if they have any questions about this proposed transaction. They may also call PFPC Global Fund Services at 1-800-331-1710 for further information if PFPC holds their shares.



Contact: Brenda Grandell
         Director, Closed-End Funds
         Citigroup Asset Management
         212-783-3471